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                      Form of Continuing Services Agreement



                 [Letterhead of Shaffer Diversified Fund, L.P.]




                                            , 200_
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Re: Continuing Services Agreement for Services to be Rendered to Investors
in The Shaffer Diversified Fund, L.P.

Dear ______________:

         This is to reflect our agreement ("Agreement") pursuant to which you will provide continuing services to the limited partners (the "Limited Partners") of Shaffer Diversified Fund, L.P. (the "Fund") with whom you have a relationship (i.e., those limited partners to whom units of limited partnership interest of the Fund ("Units") were sold through your firm). These continuing services include, without limitation, (i) keeping the Limited Partners apprised of developments affecting the Fund, (ii) responding to specific inquiries received from Limited Partners relating to the Fund and the futures markets,
(iii) communicating current valuations of the Fund's Net Asset Value per Unit (as defined in the Amended and Restated Agreement of Limited Partnership of the Fund, as amended) to the Limited Partners, (iv) assisting in redemptions, transfers and distributions, (v) assisting Limited Partners in interpreting the Fund's monthly and annual reports, financial statements and the tax information provided to Limited Partners, and (vi) providing such other services as the Limited Partners from time to time may reasonably request.

         In consideration of your firm providing such services, we will pay to your firm (i) 1/12 of 1.0% of the Net Asset Value per Unit of the Fund's assets under management at month's end (without reduction for distributions or redemptions effected as of such date or management fees payable or incentive allocations allocable as of such date) with respect to Units purchased within the prior twelve-month period which are held by persons who are being serviced by your firm pursuant to the terms of this agreement, and (ii) 1/12 of 3.0% of the Net Asset Value per Unit of the Fund's assets under management at month's end (without reduction for distributions or redemptions effected as of such date or management fees payable or incentive allocations allocable as of such date) with respect to Units purchased more than twelve months prior thereto which are held by persons who are being serviced by your firm pursuant to the terms of this Agreement (collectively, the "Compensation").

         You further agree to assign particular account executives of your firm to provide these services to particular Limited Partners. In the event that a particular account executive of yours who is responsible for providing these services to a particular Limited Partner leaves the employ of your firm, you will assign another account executive to such duties unless the Limited Partner involved transfers his account from your firm to a different firm.


         You understand that according to the position presently being taken by the National Association of Securities Dealers, Inc. ("NASD"), we are permitted to pay the Compensation only to, or for the benefit of, persons who are appropriately registered with the Commodity Futures Trading Commission ("CFTC") and/or the National Futures Association ("NFA") (collectively, "CFTC/NFA Registration"), provided, however, that if any party to which Compensation is to be paid in respect of a Unit is not appropriately registered with the CFTC and/or the NFA, then the Compensation payable to such party in respect of such Unit will be deemed a selling commission and will only be paid in respect of the sale of such Unit, plus any additional costs and commissions allocable to the sale of such Unit equals ten percent (10%) of the initial sales price of such



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Unit. Acceptance of Compensation shall constitute a representation by you to us that, unless we inform you that CFTC/NFA Registration is no longer required, your firm and any account executives who participate in the Compensation are currently registered, as required, with the CFTC/NFA, or are subject to the proviso of the first sentence of this paragraph, and you agree to comply with the provisions contained in this Agreement for so long as you continue to receive any Compensation. You shall not be entitled to such Compensation with respect to any Limited Partners who are no longer being serviced by your firm in any case in which it is determined by us that the continuing services contemplated herein are not being provided or in the event that the required registrations are not in effect

         Please confirm your agreement to the above terms and conditions by signing the Confirmation of Acceptance below and returning this letter to us. The enclosed duplicate of this letter is for your files.

                                  Very truly yours,

                                  SHAFFER DIVERSIFIED FUND, L.P.

                                  By: Shaffer Asset Management, Inc.,
                                      the General Partner

                                  By:
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                                      Daniel S. Shaffer
                                      President



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                           Confirmation of Acceptance


         We hereby confirm that we are appropriately registered with the CFTC/NFA and accept the terms and conditions of the compensation as set forth above.


Dated:                    , 200_
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                                        Name of Firm




                                        By:
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                                            Name:
                                            Title:


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                                            Street Address


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                                            City, State, Zip Code



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